Exhibit 23.1

[Letterhead of S.R. Snodgrass A.C.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ENB Financial Corp of our report dated March 24, 2010, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of ENB Financial Corp as of and for the year ended December 31, 2009.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania
June 2, 2010